Exhibit 16.1

March 10, 2016

Office of the Chief Accountant
Securities and Exchange Commission
100F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated March 10, 2016, of Mazzal Holding Corp. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm.

Very truly yours,